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For Immediate Release

Danka Reports First Quarter Results

ST. PETERSBURG, FLORIDA (August 5, 2003) – Danka Business Systems PLC (NASDAQ: DANKY) today announced results for the first quarter of fiscal year 2004 ended June 30, 2003. The company will hold a conference call today at 11:00 a.m. EDT to discuss these results.

First Quarter Results

Danka reported operating earnings of $5.0 million in the first quarter of fiscal year 2004 compared to operating earnings of $15.0 million in the comparable year-ago quarter. The company’s net loss for the first quarter was $0.8 million, compared to net earnings of $5.8 million in the year-ago quarter. After allowing for the dilutive effect of dividends and accretion on participating shares, Danka posted a loss in the first quarter of $.09 per basic and diluted American Depositary Share (ADS) compared to earnings of $.02 per basic and diluted ADS in the year-ago quarter.

Total revenues were $333.8 million in the first quarter of fiscal year 2004, a decline of $13.3 million or 3.8% from the $347.1 million posted in the year-ago quarter. The decline in total revenues during the quarter was partially offset by a $26.5 million foreign currency benefit. Excluding the impact of foreign currency gains, total revenues would have been $307.3 million, an 11.4% decrease from the year-ago quarter. Revenues continue to be affected by increasingly competitive economic and market conditions, especially in the United States, technology convergence and the global slowdown in capital spending. Retail equipment and related revenues were $112.8 million in the first quarter, a 2.4% increase from the year-ago quarter. This increase was primarily due to increased revenues in the European business, which was the result of foreign currency gains of $7.1 million in the first quarter. Retail service revenues were down 7.4% from the year-ago quarter to $165.9 million. This decline was due to the continuing industry-wide conversion from analog-to-digital equipment which was offset, in part, by a $12.0 million foreign currency gain. Retail supply and rental revenues were $31.8 million during the first quarter, a 14.1% decrease from the year-ago quarter, primarily due to the downsizing of the U.S. rental business. Wholesale revenues were $23.2 million during the first quarter, a 12.1% increase from the year-ago quarter, primarily due to a $4.5 million foreign currency gain.

Total gross margins decreased to 36.7% in the first quarter from 38.6% in the year-ago quarter. Total United States gross margins declined to 40.3%, from 44.1% in the year-ago quarter while European gross margins were relatively flat at 32.3% and International gross margins increased to 37.5% from 30.7% in the year-ago quarter. The retail equipment and related sales margin decreased to 30.7% in the first quarter from 35.4% in the year-ago quarter primarily due to lower margins in the U.S. business. The first quarter retail equipment and related sales revenue gross margin was negatively impacted by a $3.5 million decrease in lease and residual payments from a diminishing external lease funding program which contributed $4.5 million to gross margin in the year-ago quarter. Gross margins for service decreased slightly to 41.9% from 42.0%. The European wholesale gross margins increased to 20.0% from 18.3%.

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“We saw continued progress in mitigating the decline in our revenues in certain key aspects of our business; however, we experienced a decline in our gross margins, almost exclusively in the U.S. equipment and related sales area,” said Lang Lowrey, Danka’s Chairman and Chief Executive Officer. “Some of this decline can be attributed to a larger than expected shift in the mix of our sales toward lower margin, large enterprise accounts. Additionally, toward the end of the quarter, we were affected by changing market conditions in our industry, which appear to now be dictating lower average sales prices in certain segments of our equipment portfolio. On the positive side, we did see stabilizing trends in the performance in our retail equipment and related business, continued positive trends in our service annuity business and a turnaround in our International business, which contributed measurable, positive results for the first time in several quarters.”

Overall, SG&A expenses in the first quarter decreased by $1.0 million or 0.9% to $118.5 million from $119.5 million in the year-ago quarter. This decrease was offset, in part, by a positive foreign currency movement of $7.2 million. During the quarter, the Company incurred approximately $3.2 million in Vision 21 and ancillary expenses as well as almost $650,000 in expenditures related to the new corporate headquarters building. As a percentage of revenue, SG&A costs increased to 35.5% from 34.4%.

“We continue to be challenged with a cost structure which is too high,” stated Lowrey. “Our ability to reduce SG&A costs will be instrumental to our achieving acceptable financial results for the balance of this year. Realization of a large measure of cost savings requires us to continue making significant expenditures on our Vision 21, Oracle 11i ERP system and its related, ancillary cost which we do not expect to continue in the second half of the year. We currently expect that we can complete our implementation during our third fiscal quarter, which will allow us to continue the transition away from the expensive manual operation of our outdated legacy systems and processes. The efficiencies we expect to achieve from a single, integrated ERP system, coupled with the anticipated decline in ancillary expenses, should provide a significant SG&A opportunity, particularly in the second half of the fiscal year.”

Net cash provided by operating activities during the quarter was approximately $0.9 million compared to $34.2 million in the prior year. Free cash flow (defined as net cash provided by operating activities, less capital expenditures, plus proceeds from the sale of property and equipment) was ($13.7) million during the year compared to $25.7 million in the prior year. (See reconciliation to GAAP at page 9). Total capital expenditures in the first quarter were $14.8 million compared to $8.6 million in the prior year. Total capital expenditures during the quarter related to the Vision 21 project and the new corporate headquarters building were $6.5 million and $1.1 million, respectively. In addition, inventories increased by $2.9 million and the Company reduced accounts payable by $17 million during the quarter.

“We expect to improve our working capital performance during the second quarter,” stated Mark Wolfinger, Danka’s Chief Financial Officer. “Cash generation and management of working capital has been the cornerstone of our balance sheet improvements over the past two years. During the quarter we incurred significant, necessary capital expenditures on Vision 21 and on the consolidation out of our expensive, inefficient corporate campus buildings into our new corporate headquarters building. We are very focused on the investments in working capital that occurred this quarter and expect improvement in

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this area during the second quarter, which is our slowest quarter seasonally, and during which we will continue to have significant expenses on Vision 21 and our corporate campus consolidation.”

On July 1, 2003, the Company closed the offering of $175 million in new 11% senior unsecured notes due 2010 and a $50 million senior secured revolving credit facility. The company used a portion of the net proceeds from the new senior notes to repay the remaining $107.1 million of outstanding indebtedness under its existing bank credit facility. The Company will also use a portion of such net proceeds to redeem its $47.6 million of zero coupon senior subordinated notes due April 1, 2004. The Company has issued notice to holders of its zero coupon notes that it will redeem the notes at their par value on or about August 18, 2003.

“The refinancing was clearly a bright spot for the quarter, and is the culmination of years of management effort to provide long term financing for the Company,” said Wolfinger. “In the process, we have lowered our overall cost of capital and significantly extended the maturities of a large portion of our capital structure. We believe this refinancing has solidified the financial position of the Company and will allow our management team to focus on executing our business and process improvement plans. For the past several years we have been operating under a credit facility which was extremely expensive, and contained very onerous financial covenants, which often hampered our ability to exploit new opportunities,” concluded Wolfinger.

The senior notes have a fixed annual interest rate of 11%, and an 11.5% yield to maturity. The new senior credit facility will bear interest at a range of between 1.75% and 2.5% over LIBOR, depending on the amount of borrowings outstanding. Because the refinancing closed on July 1, 2003, unamortized debt issuance costs, anniversary fees and amendment fees of $20.6 million relating to the prior credit facility at June 30, 2003 will be charged to pre-tax earnings in the quarter ending September 30, 2003.

The Company resumed the rollout of its Oracle 11i, ERP system to the remainder of its U.S. business on August 1, 2003. The Company had halted further geographical rollouts over the past six months to focus on adding needed system functionality and to adequately address certain issues such as systems performance and data conversion, and to focus on key areas of needed improvement. The Company had previously implemented the system to approximately one-third of its U.S. business. The August 1 rollout will convert an additional 15% of the Company’s U.S. business, bringing the total conversion to approximately fifty percent. The Company currently expects to complete the final two phases of the rollout by Fall of this year, on budget, as previously announced.

Danka’s Chief Information Officer, Gene Hatcher, commented, “I am pleased that we have met the necessary requirements to continue with the rollout. We learned a great deal from the problems encountered in the first one-third of our rollout and have improved the integration and communication between our corporate IT and U.S. business units. As a result, we have been able to develop functionality to support our improved business processes. We believe these efforts have set the stage for the substantial completion of our U.S. implementation by this fall.”

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“While we are disappointed with our first quarter financial results, we saw progress in the mitigation of our past revenue declines in certain aspects of our business, encouraging signs in our service business and progress with our Oracle implementation,” stated Lowrey. “Toward the end of the quarter, however, we encountered increasingly competitive market conditions which placed downward pressure on sales and margins, particularly in the U.S. field sales force. Our ability to successfully respond and improve sales and margin performance in light of these industry conditions, better manage our working capital, timely complete our Oracle rollout, realize capital spending reductions and cost savings from the new IT system and move to our new headquarters building remain the most significant factors to achieving our financial forecast for the fiscal year,” concluded Lowrey.

Conference Call

A conference call to discuss Danka’s first quarter fiscal year 2004 results has been scheduled for today, Tuesday, August 5 at 11:00 a.m. EDT. U.S., Canada and some U.K. callers please dial (800) 894-4904; International callers please dial (212) 748-2716. If you are unable to join the call, a recording will be available via an instant replay approximately two hours after the call’s completion. To access the replay of the call, U.S., Canada and some U.K. callers may dial (800) 633-8284; International callers may dial (402) 977-9140. You must also enter reservation number 21155894. This playback will be available through 1:00 p.m. EDT on Sunday, August 17, 2003.

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of office imaging equipment, document solutions and related services and supplies Danka enables choice, convenience and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach should strengthen the company’s client relationships and expand its strategic value.

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Forward-Looking Statements: Certain statements contained in this press release, or otherwise made by our officers, including statements related to our future performance and our outlook for our businesses and respective markets, projections, statements of our plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on our beliefs as well as assumptions, made by, and information currently available to, our management. The words “goal”, “anticipate”, “expect”, “believe” and similar expressions as they relate to us are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause actual results to differ materially from those reflected in any forward-looking statements include, but are not limited to, the following: (i) any inability to successfully implement our strategy; (ii) any inability to comply with the financial or other covenants in our debt instruments; (iii) any material adverse change in financial markets, the economy or in our financial position; (iv) increased competition in our industry and the discounting of products by our competitors; (v) new competition as the result of evolving technology; (vi) any inability by us to procure, or any inability by us to continue to gain access to and successfully distribute, new products, including digital products, color products, multifunction products and highvolume copiers, or to continue to bring current products to the marketplace at competitive costs and prices; (vii) any inability to arrange financing for our customers’ purchases of equipment from us; (viii) any inability to successfully enhance and unify our management information systems; (ix) any inability to record and process key data due to ineffective implementation of business processes and policies; (x) any negative impact from the loss of a key

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vendor or customer; (xi) any negative impact from the loss of any our senior management or key personnel; (xii) any change in economic conditions in domestic or international markets where we operate or have material investments which may affect demand for our products or services; (xiii) any negative impact from the international scope of our operations; (xiv) fluctuations in foreign currencies; (xv) any inability to achieve or maintain cost savings; (xvi) any incurrence of tax liabilities beyond our current expectations, which could adversely affect our liquidity; (xvii) any delayed or lost sales and other impacts related to the commercial and economic disruption caused by past or future terrorist attacks, the related war on terrorism, the fear of additional terrorist attacks or any outbreak of the severe acute respiratory syndrome; and (xviii) other risks including those risks identified in any of our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis only as of the date they are made. Except as required by applicable law, we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances that arise after the date they are made. Furthermore, as a matter of policy, we do not generally make any specific projections as to future earnings nor do we endorse any projections regarding future performance which may be made by others outside our company.

Danka is a registered trademark and Danka @ the Desktop is a trademark of Danka Business Systems PLC.

United Kingdom Companies Act: The financial information contained in this announcement for the quarter ended June 30, 2003 is unaudited and does not constitute full statutory accounts within the meaning of Section 240 of the United Kingdom Companies Act 1985. Statutory accounts for the quarter ended June 30, 2003 have not been delivered to the Registrar of Companies for England and Wales.

This press release contains information regarding EBITDA that is computed as earnings from continuing operations before income taxes, interest expense, depreciation and amortization and free cash flow that is computed as net cash provided by operating activities less capital expenditures plus proceeds from the sale of property and equipment. These measures are non-GAAP financial measures, defined as numerical measures of our financial performance that exclude or include amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our statement of operations, balance sheet or statement of cash flows. Pursuant to the requirements of Regulation G, we have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Although EBITDA and free cash flow represent non-GAAP financial measures, management considers these measures to be key operating metrics of our business. Management uses these measures in its planning and budgeting processes, to monitor and evaluate its financial and operating results and to measure performance of its separate divisions. Management also believes that EBITDA and free cash flow are useful to investors because they provide an analysis of financial and operating results using the same measures that management uses in evaluating the Company. Management expects that such measures provide investors with the means to evaluate our financial and operating results against other companies within our industry. In addition, management believes that these measures are meaningful to investors in evaluating our ability to meet our future debt service requirements, to fund our capital expenditures and working capital requirements. Our calculation of EBITDA and free cash flow may not be consistent with the calculation of these measures by other companies in our industry. EBITDA and free cash flow are not measurements of financial performance under GAAP and should not be considered as an alternative to operating income (loss) as an indicator of our operating performance or cash flows from operating activities as a measure of liquidity or any other measures of performance derived in accordance with GAAP.

Contacts:	Danka St. Petersburg – Donald Thurman, 770-280-3990 or Sanjay Sood, 727-576-6003
Danka London – Paul G. Dumond, 44-207-605-0150

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Danka Business Sustems PLC

Consolidated Statements of Operations for the three months ended June 30, 2003 and 2002

(In thousands, except per American Depositary Share (“ADS”) amounts)

(Unaudited)

	For the Three Months Ended
	June 30, 2003	June 30, 2002
Revenue:
Retail equipment and related sales	$112,777	$110,082
Retail service	165,923	179,191
Retail supplies and rentals	31,840	37,051
Wholesale	23,244	20,737

Total revenue	333,784	347,061

Costs and operating expenses:
Cost of retail equipment sales	78,208	71,165
Retail service costs	96,455	104,003
Retail supplies and rental costs	18,010	20,951
Wholesale costs of revenue	18,593	16,942
Selling, general and administrative expenses	118,475	119,529
Restructuring charges (credits)	(594)	—
Other (income) expense	(362)	(531)

Total costs and operating expenses	328,785	332,059

Operating earnings	4,999	15,002
Interest expense	(9,753)	(7,423)
Interest income	232	300

Earnings (loss) before income taxes	(4,522)	7,879
Provision (benefit) for income taxes	(3,726)	2,127

Net earnings (loss)	$(796)	$5,752

Calculation of (loss) earnings per ADS
Earnings (loss)	$(796)	$5,752
Dividends and accretion on participating shares	(4,665)	(4,393)

Income (loss) available to common shareholders	$(5,461)	$1,359

Basic (loss) earnings available to common shareholders per ADS:
Net earnings (loss) per ADS	$(0.09)	$0.02

Weighted average ADSs	62,401	62,021
Diluted (loss) earnings available to common shareholders per ADS:
Net earnings (loss) per ADS	$(0.09)	$0.02

Weighted average ADSs	62,401	64,052

Certain prior year amounts have been reclassified to conform to current year presentation.

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Danka Business Sustems PLC

Condensed Consolidated Balance Sheets as of June 30, 2003 and March 31, 2003

(In Thousands)

(Unaudited)

	June 30, 2003	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$60,322	$81,493
Accounts receivable, net	253,131	257,329
Inventories	114,425	111,471
Prepaid expenses, deferred income taxes and other current assets	45,450	45,879

Total current assets	473,328	496,172

Equipment on operating leases, net	36,349	39,829
Property and equipment, net	73,302	67,782
Goodwill, net	266,308	256,990
Noncompete agreements, net	758	799
Deferred income taxes	79,095	78,480
Other assets	36,709	41,568

Total assets	$965,849	$981,620

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt and notes payable	$82,803	$58,443
Accounts payable	122,700	140,207
Accrued expenses and other current liabilities	98,131	101,749
Taxes payable	111,555	112,311
Deferred revenue	41,894	40,628

Total current liabilities	457,083	453,338

Long-term debt and notes payable, less current maturities	142,114	174,412
Deferred income taxes and other long-term liabilities	30,996	29,785

Total liabilities	630,193	657,535

6.5% convertible participating shares	263,010	258,376

Shareholders’ equity:
Ordinary shares, 1.25 pence stated value	5,175	5,167
Additional paid-in capital	327,306	327,173
Accumulated deficit	(195,425)	(189,995)
Accumulated other comprehensive loss	(64,410)	(76,636)

Total shareholders’ equity	72,646	65,709

Total liabilities & shareholders’ equity	$965,849	$981,620

Certain prior year amounts have been reclassified to conform to current year presentation.

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Danka Business Sustems PLC

Consolidated Statements of Cashflows for the quarter ended June 30, 2003 and 2002

(In Thousands)

(Unaudited)

	June 30,	June 30,
	2003	2002
Operating activities:
Net earnings (loss)	$(796)	$5,752
Adjustments to reconcile net earnings (loss) to net cash provided:
Depreciation and amortization	12,037	14,542
Deferred income taxes	(528)	(1,116)
Amortization of debt issuance costs	4,117	1,722
Loss on sale of property and equipment and equipment on operating leases	2,028	1,759
Proceeds from sale of equipment on operating leases	662	702
Restructuring and other special charges (credits)	(594)	—
Changes in net assets and liabilities:
Accounts receivable	4,198	16,957
Inventories	(2,954)	2,148
Prepaid expenses and other current assets	(939)	(3,921)
Other non-current assets	2,381	5,124
Accounts payable	(17,507)	(7,856)
Accrued expenses and other current liabilities	(3,639)	(3,236)
Deferred revenue	1,265	(858)
Other long-term liabilities	1,124	2,530

Net cash provided by operating activities	855	34,249

Investing activities:
Capital expenditures	(14,810)	(8,607)
Proceeds from the sale of property and equipment	261	31

Net cash used in investing activities	(14,549)	(8,576)

Financing activities:
Net payments under line of credit agreements	(6,687)	(29,949)
Principal payments of debt	(1,489)	(16,698)
Payment of debt issue costs	(2,749)	(4,072)

Net cash used in financing activities	(10,925)	(50,719)

Effect of exchange rates	3,448	3,035

Net increase (decrease) in cash and cash equivalents	(21,171)	(22,011)
Cash and cash equivalents, beginning of period	81,493	59,470

Cash and cash equivalents, end of period	$60,322	$37,459

Certain prior year amounts have been reclassified to conform to current year presentation.

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Danka Business Systems PLC

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) for the three months ended

(In Thousands)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	Trailing
	2003	2003	2002	2002	12 Months
Operating earnings (loss) from continuing operations before income taxes	(4,522)	(1,443)	4,503	2,400	938
Interest expense	9,753	9,784	8,734	6,881	35,152
Depreciation and amortization	12,037	14,716	13,991	14,579	55,323

EBITDA	17,268	23,057	27,228	23,860	91,413

Danka Business Systems PLC

Free Cash Flow for the three months ended June 30, 2003 and June 30, 2002

(In Thousands)

(Unaudited)

	For the Three Months Ended
	June 30,	June 30,
	2003	2002
Net cash provided by operating activities	855	34,249
Capital expenditures	(14,810)	(8,607)
Proceeds from the sale of property and equipment	261	31

Free cash flow	(13,694)	25,673

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